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                                                                    Exhibit 23.5

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-80213 of General Dynamics Corporation of our reports dated February 1, 1999 (March 1, 1999 as to Note 16), appearing in and incorporated by reference in the Annual Report on Form 10-K of Gulfstream Aerospace Corporation for the year ended December 31, 1998 and to the reference to us under the headings "Selected Financial Data and Unaudited Comparative Per Share Data", "Gulfstream Aerospace Corporation Selected Historical Consolidated Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 23, 1999